FOR IMMEDIATE RELEASE
May 20, 2014

Discovery Communications Announces Special Dividend of Series C Common Stock

SILVER SPRING, Md., May 20, 2014 -- Discovery Communications, Inc. (Nasdaq: DISCA, DISCB, DISCK) (the "Company") announced today that its Board of Directors has declared a special dividend of shares of the Company’s Series C common stock payable to holders of record of the Company’s Series A common stock, Series B common stock and Series C common stock as of the close of business on July 28, 2014, which is the record date for the dividend. As a result of the dividend, each holder of a share of the Company’s Series A common stock, Series B common stock or Series C common stock will receive one additional share of the Company’s Series C common stock on or about August 6, 2014, which is the distribution date for the dividend. The dividend is primarily intended to provide greater liquidity for holders of Discovery Communications’ Class C common stock, given the float has decreased substantially since the inception of the Company’s share repurchase plan in 2010.

About Discovery Communications
Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) is the world’s #1 pay-TV programmer reaching 2.5 billion cumulative subscribers in more than 220 countries and territories. Discovery is dedicated to satisfying curiosity, engaging and entertaining viewers with high-quality content on more than 200 worldwide television networks, led by Discovery Channel, TLC, Animal Planet, Investigation Discovery and Science, as well as U.S. joint venture networks OWN: Oprah Winfrey Network and the Hub Network. Discovery also is a leading provider of educational products and services to schools, including an award-winning series of K-12 digital textbooks, and a digital leader with a diversified online portfolio, including Discovery Digital Networks. For more information, please visit www.discoverycommunications.com

Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future, and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. Forward-looking statements in this press release include, without limitation, statements regarding the anticipated dividend of the Company’s Series C common stock. These statements are based on information available to the Company as of the date hereof, and actual results could differ materially from those stated or implied, due to market conditions, as well as risks and uncertainties associated with the Company’s business, which include the risk factors disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2014. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
SOURCE: Discovery Communications, Inc.
Corporate Communications, Catherine Frymark, +1-240-662-2934, Catherine_Frymark@discovery.com; ; Investor Relations, Craig Felenstein, +1-212-548-5109, craig_felenstein@discovery.com